Filed Pursuant to Rule 424(b)(2) Registration No. 333-171806
Pricing Supplement No. W13 (to Prospectus and Prospectus Supplement each dated January 28, 2011)
Royal Bank of Canada
$1,069,000
Auto Callable Access Securities with Fixed Percentage Buffered Downside Linked to the SPDR® S&P Metals & Mining ETF, due October 3, 2013
This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. The securities are issued by Royal Bank of Canada (Royal Bank of Canada or the Issuer), and are Senior Medium-Term Notes of the Issuer, as described in the prospectus supplement and prospectus each dated January 28, 2011.

Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.
Principal Amount:	Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. The securities are not principal protected.
Valuation Date:	September 26, 2013, subject to postponement as described below.
Maturity Date:	October 3, 2013, subject to postponement as described below.
Trade Date:	September 29, 2011
Original Issue Date:	October 4, 2011
Interest:	We will not pay you interest during the term of the securities.
Fund:	The return on the securities is linked to the performance of the SPDR® S&P Metals & Mining ETF, which we refer to as the Fund.
Call Event:
The securities will be automatically called, in whole, but not in part, if the closing price of the Fund on any of the call dates below is greater than or equal to the initial Fund price, as determined by the calculation agent in its sole discretion. If a call event occurs, you will receive an amount of cash equal to the call price per $1,000.00 security on the applicable call settlement date, as described in the table below.

Call Dates*	Call Premium	Call Price
October 3, 2012	15.25% of the issue price	$1,152.50
April 3, 2013	22.875% of the issue price	$1,228.75
September 26, 2013	30.50% of the issue price	$1,305.00
* Subject to postponement for non-trading days or market disruption events as described in this pricing supplement.
Call Settlement Date:	Five business days after the applicable call date, subject to postponement as described in this pricing supplement.
Payment at Maturity:
If we have not previously called the securities for the call price upon a call event, the amount you will receive at maturity, for each security you own, will depend upon the change in the price of the Fund based on the final Fund price relative to the initial Fund price (calculated as described in this pricing supplement).

If the final Fund price is less than the initial Fund price but greater than or equal to the buffer price, the maturity payment amount per security will equal the issue price of $1,000.00.

If the final Fund price is less than the buffer price, the maturity payment amount per security will equal the issue price of $1,000.00 per security minus an amount equal to the product of (i) $1,000.00 and (ii) the decline of the Fund in excess of the buffer price (expressed as a percentage of the initial Fund price), and you will lose up to 90% of your principal.

Initial Fund Price:	$46.38, which is the closing price of the Fund on the trade date.
Final Fund Price:	The closing price of the Fund on the valuation date.
Buffer Price:	$41.74, which is 90.00% of the initial Fund price, rounded to two decimal places.
Listing:	The securities will not be listed on any securities exchange.
CUSIP Number:	78008TRZ9
The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities or liable to holders of the securities in the event Royal Bank of Canada defaults under the securities.  The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.  None of Wells Fargo Securities, LLC or any of its affiliates will have any liability to purchasers of the securities in the event Royal Bank of Canada defaults on the securities.

The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

For a detailed description of the terms of the securities, see “Summary Information” beginning on page PS-2 and “Specific Terms of the Securities” beginning on page PS-17. Defined terms used in this cover page are defined in “Specific Terms of the Securities”.

Investing in the securities involves risks. See “Risk Factors” beginning on page PS-11.
	Per Security	Total
Public Offering Price	$1,000.00	$1,069,000.00
Underwriting Discount and Commission (1)	$ 20.00	$ 21,380.00
Proceeds to Royal Bank of Canada	$ 980.00	$1,047,620.00
(1) In addition to the underwriting discount and commissions, the public offering price specified above includes structuring and development costs received by Wells Fargo Securities, LLC. The underwriting discount and commissions and the structuring and development costs total $20.00 per $1,000 principal amount of the securities.  See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for further information regarding how we may hedge our obligations under the securities.

Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this pricing supplement.  Any representation to the contrary is a criminal offense.

Wells Fargo Securities
The date of this pricing supplement is September 29, 2011

SUMMARY INFORMATION

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Auto Callable Access Securities with Fixed Percentage Buffered Downside Linked to the SPDR® S&P Metals & Mining ETF, due October 3, 2013 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities and the tax and other considerations relating to the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Royal Bank of Canada”, “we”, “us” and “our” or similar references mean Royal Bank of Canada.

What are the securities?

The securities offered by this pricing supplement will be issued by Royal Bank of Canada and will mature on October 3, 2013 unless previously called. The securities will be automatically called, in whole, but not in part, if the closing price of the SPDR® S&P Metals & Mining ETF, which we refer to as the Fund, on any of the call dates is greater than or equal to the initial Fund price, as determined by the calculation agent in its sole discretion, and you will receive an amount of cash equal to the call price per $1,000.00 security corresponding to the applicable call settlement date, as described in this pricing supplement.

If the securities are not automatically called on one of the call dates, the return on the securities will depend upon the closing price of the Fund on the valuation date. The securities will not bear interest and no other payments will be made until maturity.

As discussed in the accompanying prospectus supplement, the securities are debt securities and are part of a series of debt securities entitled “Senior Global Medium-Term Notes, Series E” that Royal Bank of Canada may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Royal Bank of Canada. For more details, see “Specific Terms of the Securities” beginning on page PS-17.

Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. You may transfer only whole securities. Royal Bank of Canada will issue the securities in the form of a master global certificate, which is held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Are the securities principal protected?

No. If we have not previously called the securities upon a call event, as described below, and the final Fund price is less than the buffer price, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the price of the Fund declines below the buffer price, you will lose up to 90% of your principal.

What will I receive if the securities are automatically called prior to the maturity date?

A call event will occur if the closing price of the Fund on any of the call dates is greater than or equal to the initial Fund price, as determined by the calculation agent in its sole discretion.

If a call event occurs, the securities will be automatically called, in whole, but not in part, as follows:

•
If a call event occurs on October 3, 2012: you will receive on the corresponding call settlement date the call price of $1,152.50, which is the issue price of $1,000.00 per security plus a call premium of 15.25% of the issue price.

•
If a call event occurs on April 3, 2013: you will receive on the corresponding call settlement date the call price of $1,228.75, which is the issue price of $1,000.00 per security plus a call premium of 22.875% of the issue price.

•
If a call event occurs on September 26, 2013: you will receive on the corresponding call settlement date the call price of $1,305.00, which is the issue price of $1,000.00 per security plus a call premium of 30.50% of the issue price.

The call dates are October 3, 2012, April 3, 2013 and the valuation date. The call dates are subject to postponement as described under “Specific Terms of the Securities — Postponement of a Call Date or the Valuation Date.”

The call premium will equal:

•	15.25% of the issue price if the call date is October 3, 2012;

•	22.875 % of the issue price if the call date is April 3, 2013; and

•	30.50% of the issue price if the call date is September 26, 2013.

The call settlement date will be the date that is five business days after the applicable call date, subject to postponement due to a non-business day or a market disruption event, as described under “Specific Terms of the Securities — Postponement of a Call Date or the Valuation Date.”

What will I receive upon maturity of the securities?

Unless we have previously called the securities for the applicable call price upon a call event, at maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the percentage change in the price of the Fund calculated based on the final Fund price (as defined below) relative to the initial Fund price (as defined below).

The maturity payment amount for each security will be determined by the calculation agent as described below:

•	If the final Fund price is less than the initial Fund price but greater than or equal to the buffer price, the maturity payment amount per security will equal the issue price of $1,000.00.

•	If the final Fund price is less than the buffer price, the maturity payment amount per security will equal:

$1,000.00 -	($1,000.00 Í	buffer price – final Fund price initial Fund price	)

If the final Fund price is less than the buffer price, the amount you will receive at maturity will be less than the principal amount of the securities and you will lose up to 90% of your principal. If the final Fund price is zero, the maturity payment amount will be $100.00 per security.

The initial Fund price is equal to $46.38, which is the closing price of the Fund on the trade date.

The final Fund price will be determined by the calculation agent and will be the closing price of the Fund on the valuation date.

The buffer price is $41.74, which is 90.00% of the initial Fund price.

The valuation date is September 26, 2013. The valuation date is subject to postponement as described under “Specific Terms of the Securities — Postponement of a Call Date or the Valuation Date.”

The closing price on any trading day will equal the closing price of the Fund or any successor Fund (as defined under “Specific Terms of the Securities — Discontinuation of the Fund; Adjustments to the Fund” below) at the regular weekday close of trading on that trading day, as described in greater detail below under “Specific Terms of the Securities — Closing Price of the Fund.” In certain circumstances, the closing price will be based on the alternate calculation of the Fund described under “Specific Terms of the Securities — Discontinuation of the Fund; Adjustments to the Fund” below.

You should understand that you will only receive a payment greater than the principal amount of your securities if the closing price of the Fund on one of the call dates is equal to or greater than the initial Fund price, as determined by the calculation agent in its sole discretion. If this occurs, you will receive your $1,000.00 principal amount plus the call premium corresponding to the applicable call date. However, if the securities are not called, and if the final Fund price is less than the buffer price, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the price of the Fund decreases below the buffer price, you will lose up to 90% of your principal.

Hypothetical Examples

Set forth below are six hypothetical examples of the payment on your securities. The examples reflect scenarios in which the securities are automatically called upon a call event prior to maturity, and they reflect the calculation of the maturity payment amount if a call event does not occur. These examples are based on the following terms and hypothetical Fund prices on the applicable call date (the numbers appearing in the examples below have been rounded for ease of analysis):

Initial Fund price: $46.38

Buffer price: $41.74

Call prices:

Call Dates	Call Premium	Call Price
October 3, 2012	15.25%	$1,152.50
April 3, 2013	22.875%	$1,228.75
September 26, 2013	30.50%	$1,305.00

A call event occurs and the securities are automatically called on one of the call dates:

The first three hypothetical examples below illustrate scenarios in which the securities are automatically called for the call price upon a call event. In each of these examples, the price of the Fund increases by 35.00% from the initial Fund price to the hypothetical closing price of the Fund on the applicable call date. Accordingly, the call price corresponding to each call date (based on a call premium of 15.25% if called on the first call date, 22.875% if called on the second call date and 30.50% if called on the third call date) offers a lower return than a direct investment in the Fund.

Example 1—The hypothetical closing price of the Fund on the first call date is $62.61, meaning that the securities are called:

Hypothetical closing price per share: $62.61

Call Price (per security) =	$1,000.00 +	($1,000.00 Í 15.25%)	= $1,152.50

Since the hypothetical closing price of the Fund on the first call date is greater than the initial Fund price, the securities are automatically called and you receive the corresponding call premium of 15.25% of the issue price. As a result, your total cash payment on the first call settlement date would be $1,152.50.

Example 2—The securities have not been called on the first call date and the hypothetical closing price of the Fund on the second call date is $62.61, meaning that the securities are called:

Hypothetical closing price of the Fund: $62.61

Call Price (per security) =	$1,000.00 +	($1,000.00 Í 22.875%)	= $1,228.75

Since the hypothetical closing price of the Fund on the second call date is greater than the initial Fund price, the securities are automatically called and you receive the corresponding call premium of 22.875% of the issue price. As a result, your total cash payment on the second call settlement date would be $1,228.75.

Example 3—The securities have not been called on either of the first two call dates and the hypothetical closing price of the Fund on the last call date is $62.61, meaning that the securities are called:

Hypothetical closing price of the Fund: $62.61

Call Price (per security) =	$1,000.00 +	($1,000.00 Í 30.50%)	= $1,305.00

Since the hypothetical closing price of the Fund on the last call date is greater than the initial Fund price, the securities are automatically called and you receive the corresponding call premium of 30.50% of the issue price. As a result, your total cash payment on the last call settlement date would be $1,305.00.

In each of these first three examples, as shown in the table below, the Fund price fluctuates over the term of the securities and the Fund closes above the initial Fund price of $46.38 on one of the three call dates. Because the hypothetical closing price of the Fund is greater than the initial Fund price on one of the three call dates, the securities are automatically called as of the applicable call date and you would receive the corresponding call price indicated in each example.

Call Date	Example 1		Example 2		Example 3
	Hypothetical Fund Price	Call Price	Hypothetical Fund Price	Call Price	Hypothetical Fund Price	Call Price
October 3, 2012	$62.61	$1,152.50	$40.90	—	$40.90	—
April 3, 2013	—	—	$62.61	$1,228.75	$41.66	—
September 26, 2013	—	—	—	—	$62.61	$1,305.00

Hypothetical Total Payment	$1,152.50 in October 2012		$1,228.75 in April 2013		$1,305.00 in October 2013

A call event does not occur and the securities are not automatically called on one of the call dates:

Example 4—The hypothetical final Fund price is 95.00% of the initial Fund price and the securities have not been called:

Hypothetical final Fund price: $44.06

Since the hypothetical final Fund price is less than the initial Fund price but greater than the buffer price and the securities were not called on any call date, you would receive the principal amount of $1,000.00.

Example 5—The hypothetical final Fund price is 80.00% of the initial Fund price and the securities have not been called:

Hypothetical final Fund price: $37.10

Maturity payment amount (per security) = $1,000.00 – [$1,000.00 Í (buffer price – final Fund price) / initial Fund price)]

$1,000.00 –	[	$1,000.00 Í	(41.74 – 37.10)	] = $900.00
46.38

Since the hypothetical final Fund price is less than the buffer price and the securities were not called on any call date, the amount you would receive at maturity will be equal to the issue price of $1,000.00 per security minus an amount equal to the product of (i) the issue price of $1,000.00 per security and (ii) the decline of the Fund in excess of the buffer price, and you would lose some of your principal. Although the Fund declined by 20.00% from the initial Fund price to the hypothetical final Fund price, your total cash payment at maturity would be $900.00 per security, representing a 10.00% loss of the principal amount of your securities.

Example 6—The hypothetical final Fund price is 50.00% of the initial Fund price and the securities have not been called:

Hypothetical final Fund price: $23.19

Maturity payment amount (per security) = $1,000.00 – [$1,000.00 Í ((buffer price – final Fund price) / initial Fund price)]

$1,000.00 –	[	$1,000.00 Í	(41.74 – 23.19)	] = $600.00
46.38

Since the hypothetical final Fund price is less than the buffer price and the securities were not called on any call date, the amount you would receive at maturity will be equal to the issue price of $1,000.00 per security minus an amount equal to the product of (i) the issue price of $1,000.00 per security and (ii) the decline of the Fund in excess of the buffer price, and you would lose some of your principal. Although the Fund declined by 50.00% from the initial Fund price to the hypothetical final Fund price, your total cash payment at maturity would be $600.00 per security, representing a 40.00% loss of the principal amount of your securities.

The following graph sets forth the return upon a call event or at maturity for a range of Fund closing prices on any call date, including the valuation date, based on the following:

Call Dates	Call Premium	Call Price
October 3, 2012	15.25%	$1,152.50
April 3, 2013	22.875%	$1,228.75
September 26, 2013	30.50%	$1,305.00

Return Profile of the Securities vs. the Fund

Who should or should not consider an investment in the securities?

We have designed the securities for investors who seek exposure to the Fund, who believe that the Fund price will be greater than or equal to the initial Fund price on one of the call dates and who want to receive the call price corresponding to the applicable call date if a call event occurs; who understand that, if the securities are not called and the final Fund price is less than the buffer price, they will lose money on their investment; and who are willing to hold their securities until maturity if they are not previously called. Investors in the securities should be willing to risk up to 90.00% of their investment.

The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek principal protection for their investment and who are unwilling to make an investment exposed to downside performance risk of the Fund or who wish to participate in the full upside performance of the Fund. The securities may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the price of the Fund, dividend yields of the component common stocks held by the Fund, the time remaining to maturity of the securities, interest rates and the volatility of the Fund. Depending on the impact of these factors, you may receive less than $1,000.00 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity or an automatic call. For more details, see “Risk Factors — Many factors affect the market value of the securities” on page PS-12.

What is the Fund?

According to publicly available information, the SPDR® S&P Metals & Mining ETF (the Fund) is an investment fund that is part of the SPDR® Series Trust and is managed by SSgA Funds Management, Inc., the Fund’s investment adviser (SSFM or the Investment Adviser). The SPDR® S&P Metals & Mining ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Metals and Mining Select Industry® Index (the Underlying Index). The Underlying Index is composed of companies that represent the metals and mining sub-industry portion of the S&P Total Market Index (the S&P TMI). The S&P TMI includes all U.S. common equities listed on the NYSE (including NYSE Arca), the NYSE Amex, the NASDAQ Global Select Market, and the NASDAQ Capital Market. Each of the component stocks in the S&P Metals & Mining Select Industry Index is a constituent company within the metals and mining sub-industry portion of the S&P TMI. The Fund is managed by the Investment Adviser without regard to the securities.

You should be aware that an investment in the securities does not entitle you to any ownership interest in the Fund or in the common stocks of the companies held by the Fund or included in the Underlying Index. For a discussion of the Fund, see “SPDR® S&P Metals & Mining ETF” beginning on page PS-24.

How has the Fund performed historically?

You can find a table with the high, low and period-end closing prices of the Fund during each calendar quarter from June 2006 to the present, in the section entitled “SPDR® S&P Metals & Mining ETF — Historical Closing Prices of the Fund” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets without independent verification. You should not take the past performance of the Fund as an indication of how the Fund will perform in the future.

What are the United States federal income tax consequences of investing in the securities?

The terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all  tax purposes as pre-paid cash-settled derivative contracts in respect of the Fund. If the securities are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the Code), a U.S. holder should generally recognize capital gain or loss upon the call, sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.

Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

What are the Canadian federal income tax consequences of investing in the securities?

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read carefully the section entitled “Certain Canadian Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Will the securities be listed on a stock exchange?

The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

Yes, an investment in the securities is subject to significant risks, including the risk of loss of up to 90% of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page PS-11.

ADDITIONAL INFORMATION

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Wells Fargo Securities, LLC are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

•	Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

RISK FACTORS

An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the Fund or the common stocks held by the Fund. Investors in the securities are also exposed to further risks related to the Issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for the year ended October 31, 2010, as amended, filed with the SEC and incorporated by reference herein.  See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of up to 90% of your principal

We will not repay you a fixed amount of principal on the securities at maturity. If we have not previously called the securities for the call price upon a call event, the payment at maturity on the securities will depend on the percentage change in the price of the Fund based on the final Fund price relative to the initial Fund price. Because the price of the Fund is subject to market fluctuations, the amount of cash you receive at maturity may be less than the principal amount of the securities. If the final Fund price is less than the buffer price, the maturity payment amount will be less than the principal amount of each security. Accordingly, if the price of the Fund decreases below the buffer price, you will lose up to 90% of your principal.

You will not receive interest payments on the securities

You will not receive any periodic interest payments on the securities or any interest payment at maturity. If we have not previously called the securities for the call price upon a call event, your payment at maturity will depend on the percentage change in the price of the Fund based on the final Fund price relative to the initial Fund price.

Your yield may be lower than the yield on a standard debt security of comparable maturity

The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.

Your securities are subject to the automatic call associated with a call event

If the closing price of the Fund on one of the call dates is greater than or equal to the initial Fund price, as determined by the calculation agent in its sole discretion, your securities will be automatically called and you will receive the applicable call price on the corresponding call settlement date, as specified under “Specific Terms of the Securities—Call Event” in this pricing supplement.  If your securities are automatically called on one of the first two call dates, the term of your securities will be limited (to as little as approximately one year in the case of the first call date) and you might not be able to reinvest your principal in an investment with a similar return profile.

Your return is limited and will not reflect the return of owning the Fund or the common stocks held by the Fund

You should understand that the return on the securities is limited.  If the securities are automatically called, the amount you receive on the applicable call settlement date will never exceed the call price for the applicable call date.  If the securities are not called, the maturity payment amount will never exceed the principal amount.  You will receive a payment greater than the principal amount of your securities only if the closing price of the Fund on one of the three designated call dates is equal to or greater than the initial Fund price, as determined by the calculation agent in its sole discretion. If this occurs, any positive return on the securities is based on the call premium corresponding to the applicable call date. If the call premium to which you are entitled in this situation is less than the return on the Fund, then the return on your securities will be less than the amount you could have received from a direct investment in the Fund.

Owning the securities is not the same as owning the shares of the Fund or the common stocks held by the Fund

The return on your securities will not reflect the return you would realize if you actually owned and held the shares of the Fund or the common stocks held by the Fund for a similar period. If the securities are automatically called upon a call event, the amount you receive on the call settlement date will be the call price for the applicable call date, regardless of the amount by which the closing price of the Fund on the applicable call date exceeds the initial Fund price. However if the securities are not automatically called upon a call event, and the final Fund price is less than the buffer price, you will lose one percent of your investment for every one percent the final Fund price declines below the buffer price. In addition, you will not have voting rights, the right to receive dividends, or any other rights that holders of the shares of the Fund or the common stocks held by the Fund may have. If the price of the Fund increases above the initial Fund price during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the price of the Fund to increase while the market value of the securities declines.

There may not be an active trading market for the securities

The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the price of the Fund. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

Wells Fargo Securities, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

The amount to be paid upon a call event or at maturity is not linked to the price of the Fund at any time other than on each call date and on the valuation date

The payment on the securities, whether upon a call event or at maturity, will be based on the closing price of the Fund on each call date, including the valuation date. Therefore, changes in the price of the Fund during the periods between the trade date and the first call date or between call dates (including the valuation date) will not be reflected in the determination as to whether the securities are subject to an automatic call or the calculation of the amount payable on the maturity date. The calculation agent will determine whether the securities are subject to an automatic call by observing only the closing price of the Fund on each applicable call date. The calculation agent will calculate the maturity payment amount by comparing only the closing price of the Fund on the valuation date relative to the initial Fund price. No other prices will be taken into account. As a result, you may lose some or all of your principal amount even if the price of the Fund has risen at certain times during the term of the securities before falling to a closing price below the buffer price on the valuation date.

Many factors affect the market value of the securities

The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. For example, a change in the volatility of the Fund may offset some or all of any increase in the market value of the securities attributable to another factor, such as an increase in the price of the Fund. In addition, a change in interest rates may offset other factors that would otherwise change the price of the Fund, and therefore, may change the market value of the securities. We expect that the market value of the securities will depend substantially on the amount, if any, by which the market price per share of the Fund at any time during the term of the securities exceeds or does not exceed the initial Fund price. If you choose to sell your securities when the price of the Fund exceeds the initial Fund price, you may receive substantially less than the amount that would be payable on the securities if the price of the Fund continues to exceed the initial Fund price at the next call date, because of the expectation that the Fund will continue to fluctuate until the next call date. We believe that other factors that may also influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in the price) of the Fund and, in particular, market expectations regarding the volatility of the Fund;

•	interest rates in the U.S. market;

•	the dividend yields of the common stocks included in the Underlying Index;

•	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

•	changes that affect the Fund, such as additions, deletions or substitutions;

•	the time remaining to maturity; and

•	geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the common stocks included in the Fund.

The correlation between the performance of the Fund and the performance of the Underlying Index may be imperfect

The Fund utilizes a “replication” investment approach in attempting to track the performance of the Underlying Index. The Fund typically invests in substantially all of the securities which comprise the Underlying Index in approximately the same proportions as the Underlying Index. The Fund will normally invest at least 80% of its total assets in common stocks that comprise the Underlying Index.  The failure to be 100% invested in securities comprising the Underlying Index, as well as operational inefficiencies, may give rise to tracking error, i.e., the discrepancy between the performance of the Underlying Index and the performance of the Fund. In addition, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share. Because of the potential discrepancies identified above, the returns on the Fund may not correlate perfectly with the returns on the Underlying Index over the same period. For more information, see “SPDR® S&P Metals & Mining Fund” beginning on page PS-24.

S&P may cause an adjustment to the Underlying Index and the S&P TMI in a way that affects the level of the Underlying Index, and has no obligation to consider your interests

Standard & Poor’s Financial Services LLC (S&P) is responsible for calculating and maintaining the Underlying Index and S&P TMI, from which the stocks included in the Underlying Index are selected. S&P can add, delete, or substitute the stocks included in the Underlying Index or the S&P TMI or make other methodological changes that could change the level of the Underlying Index or the S&P TMI. Changing the companies included in the Underlying Index or the S&P TMI may affect the level of the Underlying Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the Underlying Index or the S&P TMI, any of which could adversely affect the value of the securities. We do not control S&P, and S&P has no obligation to consider your interests in calculating or revising the Underlying Index or the S&P TMI.

The stocks included in the Underlying Index and the shares of companies held by the Fund are concentrated in one sector

All of the stocks included in the Underlying Index and consequently the stocks held by the Fund, are issued by companies in the metals and mining sector. As a result, the stocks that will determine the performance of the securities are concentrated in one sector. Although an investment in the securities will not give holders any ownership or other direct interests in the shares of companies held by the Fund or the stocks underlying the Underlying Index, the return on an investment in the securities will be subject to certain risks associated with a direct equity investment in companies in the metals and mining sector. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

The Underlying Index and the shares of companies held by the Fund are linked to the performance of the metals and mining sector, and adverse conditions in that sector may reduce your return on the securities

All or substantially all of the equity securities included in the Underlying Index are issued by companies whose primary lines of business are directly associated with the metals and mining sector. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The metals and mining industry can be significantly affected by international political and economic developments, energy conservation, the success of exploration projects, commodity prices and tax and other government regulations. Companies involved in the metals and mining sector may benefit from government subsidies or certain trade protections. If those subsidies or trade protections are reduced or removed, the profits of such companies may be affected, potentially drastically. In addition, competitive pressures and the cyclical nature of the metal and mining sector may have a significant effect on the financial condition of these companies. These companies are also subject to risks of changes in exchange rates, terrorist attacks, depletion of resources and reduced demand as a result of increases in energy efficiency, substitution and energy conservation. These companies are subject to extensive federal, state and local environmental laws and regulations regarding air emissions and the disposal of hazardous materials and may be at risk for environmental damage claims. As a result of these factors, the value of the securities may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the metals and mining sector.

The securities will be debt obligations of Royal Bank of Canada.  No other company or entity will be responsible for payments under the securities

The securities will be issued by Royal Bank of Canada.  The securities will not be guaranteed by any other company or entity.  No other entity or company will be responsible for payments under the securities or liable to holders of the securities in the event Royal Bank of Canada defaults under the securities.  Royal Bank of Canada’s credit ratings are an assessment of our ability to pay our obligations, including those on the securities.  Consequently, actual or anticipated declines in our credit ratings may affect the value of the securities.  The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.  None of Wells Fargo Securities, LLC or any of its affiliates will have any liability to make payments on the securities in the event Royal Bank of Canada defaults on the securities.

The policies of the Fund investment adviser and changes that affect the Underlying Index could affect the amount payable on the securities and their market value

The policies of the Fund’s investment adviser concerning the management of the Fund, additions, deletions or substitutions of the securities held by the Fund, and the manner in which changes affecting the Underlying Index are reflected in the Fund could affect the market price of shares of the Fund and, therefore, whether a call event occurs, the amount payable on the securities on the maturity date and the market value of the securities before that date.  The amount payable on the securities and their market value could also be affected if the Fund investment adviser changes these policies, for example, by changing the manner in which it manages the Fund, or if the Fund investment adviser discontinues or suspends maintenance of the Fund, in which case it may become difficult to determine the market value of the securities.

Historical prices of the Fund should not be taken as an indication of the future prices of the Fund during the term of the securities

The trading prices of the common stocks held by the Fund will determine the Fund price at any given time. As a result, it is impossible to predict whether the price of the Fund will rise or fall. Trading prices of the common stocks held by the Fund will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks held by the Fund.

Hedging transactions may affect the return on the securities

As described below under “Use of Proceeds and Hedging” on page PS-31, we through one or more hedging counterparties have hedged our obligations under the securities by purchasing shares of the Fund, common stocks held by the Fund, futures or options on the Fund or common stocks held by the Fund, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the trading prices of common stocks held by the Fund or the price of the Fund, and may adjust these hedges by, among other things, purchasing or selling shares of the Fund, common stocks held by the Fund, futures, options, or exchange-traded funds or other derivative instruments with returns linked to the Fund or the common stocks held by the Fund at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of common stocks held by the Fund and/or the price of the Fund and, therefore, the market value of the securities. It is possible that we or one or more of our hedging counterparties could receive substantial returns from these hedging activities while the market value of the securities declines.

The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price. The initial public offering price includes, and secondary market prices are likely to exclude, the underwriting discount and commission paid in connection with the initial distribution and the structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transactions.

Potential conflicts of interest could arise

We, Wells Fargo Securities, LLC and our respective affiliates may engage in trading activities related to the Fund or the stocks held by the Fund that are not for the account of holders of the securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the securities and the interests we, Wells Fargo Securities, LLC and our respective affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the securities.

We, Wells Fargo Securities, LLC and our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the common stocks held by the Fund. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we, Wells Fargo Securities, LLC and our respective affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates or the affiliates of the agent may publish research reports about these companies. Neither we nor the agent make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of the common stocks held by the Fund. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities.  The offering of the securities does not reflect any investment or sell recommendations as to the Fund or the securities that the Fund holds by us, Wells Fargo Securities, LLC or our respective affiliates.

The calculation agent may postpone the valuation date or any call date and, therefore, determination of the closing price of the Fund on that date, and the maturity date or any call settlement date, as applicable, if a market disruption event occurs

The valuation date and any call date and, therefore, determination of the closing price of the Fund may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing with respect to the Fund on the valuation date or that call date. As a result, the maturity date or the call settlement date, as applicable, for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the price of the Fund after the original valuation date or call date, as applicable. See “Specific Terms of the Securities — Postponement of a Call Date or the Valuation Date” beginning on page PS-19.

There are potential conflicts of interest between you and the calculation agent

The calculation agent will, among other things, determine whether the securities are subject to an automatic call and, if not, the amount of your payment at maturity on the securities.  Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affects the Fund.  Since this determination by the calculation agent will affect whether the securities are subject to an automatic call or the payment at maturity on the securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

Significant aspects of the tax treatment of the securities are uncertain

The tax treatment of the securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of the securities, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement.

Since the Fund is an exchange-traded fund, while the matter is not entirely clear, there may exist a risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the securities could be recharacterized as ordinary income, in which case certain interest charges would apply.  See the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences – Supplemental U.S. Tax Considerations – Potential Application of Section 1260 of the Code.”

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier call, sale or exchange and whether all or part of the gain a holder may recognize upon call, sale, exchange or maturity of an instrument such as the securities could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Canadian Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

SPECIFIC TERMS OF THE SECURITIES

The securities are to be issued pursuant to the terms of the Indenture dated as of October 23, 2003, between Royal Bank of Canada and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee, as supplemented by the First Supplemental Indenture dated as of July 21, 2006, between Royal Bank of Canada and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as Trustee and by the Second Supplemental Indenture dated as of February 28, 2007 between Royal Bank of Canada and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee (the Base Indenture, together with the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).

The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the securities and the Indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the Indenture before making your investment decision. We have filed copies of the Indenture with the SEC.  Copies are also available for inspection at the offices of the Trustee.

Issuer:	Royal Bank of Canada

Specified Currency:	U.S. dollars

Principal Amount:	$1,000.00 per security

Aggregate Principal Amount:	$1,069,000

Agent:	Wells Fargo Securities, LLC

The agent may make sales through its affiliates or selling agents.

Agent Acting in the Capacity as:	Principal

Trade Date:	September 29, 2011

Original Issue Date:	October 4, 2011

The Fund:	The return on the securities is linked to the performance of the SPDR® S&P Metals & Mining ETF (the Fund).

Maturity Date:	October 3, 2013, subject to postponement as described below.

Call Event:
The securities will be automatically called, in whole, but not in part, if the closing price of the Fund on any of the call dates below is greater than or equal to the initial Fund price, as determined by the calculation agent in its sole discretion. If a call event occurs, you will receive an amount of cash for each security you own equal to the call price on the applicable call settlement date, as described in the table below.

	Call Dates*	Call Premium	Call Price
	October 3, 2012	15.25% of the issue price	$1,152.50
	April 3, 2013	22.875% of the issue price	$1,228.75
	September 26, 2013	30.50% of the issue price	$1,305.00

* Subject to postponement for non-trading days or market disruption events as described below under “Postponement of a Call Date or the Valuation Date.”

Call Settlement Date:	Five business days after the applicable call date.

Valuation Date:	September 26, 2013, subject to postponement for non-trading days or market disruption events as described below under “Postponement of a Call Date or the Valuation Date.”

Payment at Maturity:
If we have not previously called the securities for the call price prior to the maturity date upon a call event, at maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the change in the price of the Fund based on the final Fund price relative to the initial Fund price.

The maturity payment amount for each security will be determined by the calculation agent as described below:

•      If the final Fund price is less than the initial Fund price but greater than or equal to the buffer price, the maturity payment amount per security will equal the issue price of $1,000.00.

•      If the final Fund price is less than the buffer price, the maturity payment amount per security will equal the issue price of $1,000.00 minus an amount equal to the product of (i) the issue price of $1,000.00 and (ii) the decline of the Fund in excess of the buffer price (expressed as a percentage of the initial Fund price), and you will lose up to 90% of your principal.

If the final Fund price is less than the buffer price, you will lose up to 90% of your principal. If the final Fund price is zero, the maturity payment amount will be $100.00.

You should understand that you will receive a payment greater than the principal amount of your securities only if the closing price of the Fund on one of the three call dates is equal to or greater than the initial Fund price, as determined by the calculation agent in its sole discretion. If this occurs, you will receive your $1,000.00 principal amount plus the call premium corresponding to the applicable call date.

If any call settlement date or the maturity date is not a business day, then payment on the securities may be made on the next day that is a business day, in the same amount and with the same effect as if paid on the original due date.  No interest shall be payable as a result of such postponement.

Initial Fund Price:	$46.38, which is the closing price of the Fund on the trade date.

Final Fund Price:	The closing price of the Fund on the valuation date, as determined by the calculation agent.

Buffer Price:	$41.74, which is 90.00% of the initial Fund price.

Closing Price of the Fund:
The closing price for one share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means:

•     if shares of the Fund (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act on which shares of the Fund (or any such other security) are listed or admitted to trading, or

•     if shares of the Fund (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If shares of the Fund (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the Fund (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for shares of the Fund (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for shares of the Fund (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer, Wells Fargo Securities, LLC or any of their respective affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Postponement of a Call Date or the Valuation Date:
If the valuation date or any of the call dates occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing, then the valuation date or the call date, as applicable, will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date or the call date be postponed by more than five trading days. If the valuation date or the call date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the closing price of the Fund will nevertheless be determined as set forth above under “—Closing Price of the Fund.” If the valuation date or any of the call dates are postponed, then the maturity date or the call settlement date, as applicable, will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement.

Market Disruption Events:
A market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:

•      a suspension, absence or material limitation of trading in shares of the Fund on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•      a suspension, absence or material limitation of trading in option or futures contracts relating to shares of the Fund, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•      the shares of the Fund do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for shares of the Fund, as determined by the calculation agent in its sole discretion; or

•      any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the ability of Royal Bank of Canada or an affiliate of Wells Fargo Securities, LLC, or any of their respective hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

•      a limitation on the hours or number of days of trading in shares of the Fund on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•      a decision to permanently discontinue trading in the option or futures contracts relating to shares of the Fund.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to shares of the Fund, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to shares of the Fund, if available, in the primary market for those contracts, by reason of any of:

•      a price change exceeding limits set by that market;

•      an imbalance of orders relating to those contracts; or

•      a disparity in bid and asked quotes relating to those contacts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the Fund in the primary market for those contracts.

Discontinuation of/Adjustments to the Fund:
If the Investment Adviser discontinues operation of the Fund and the Investment Adviser or another entity establishes or designates a successor or substitute Fund that the calculation agent determines, in its sole discretion, to be comparable to the Fund (a successor fund), then the calculation agent will substitute the successor Fund for the Fund and determine the closing price of the Fund on any call date or on the valuation date as described above under “—Closing Price of the Fund.”

If the Investment Adviser discontinues operation of the Fund and:

•      the calculation agent does not select a successor fund, or

•      the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price for the Fund in accordance with the procedures last used to calculate the price of the Fund before any discontinuation but using only those securities that were held by the Fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for the Fund as described below, the successor Fund or price will be used as a substitute for the Fund for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Investment Adviser elects to re-establish the Fund, unless the calculation agent in its sole discretion decides to use the re-established Fund.

If the Investment Adviser discontinues operation of the Fund before the valuation date and the calculation agent determines that no successor Fund is available at that time, then on each trading day until the earlier to occur of:

•       the determination of the closing price of the Fund on a call date with respect to which a call event has occurred,

•       the determination of the final Fund price, or

•       a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price that would be used in computing the closing price of the Fund as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the securities, and arrange for information with respect to these prices to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the operation of the Fund would be expected to adversely affect the value of, liquidity of and trading in the securities.

If at any time the method of calculating the price of the Fund or the successor fund changes in any material respect, or if the Fund or successor fund is in any other way modified so that the price of the Fund or successor fund does not, in the opinion of the calculation agent, fairly represent the price of the Fund had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in City of New York, on each date that the closing price of the Fund is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a price of a fund comparable to the Fund or such successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing price with reference to the Fund or such successor fund, as so adjusted. Accordingly, if the method of determining the price of the Fund or a successor fund is modified and has a dilutive or concentrative effect on the price of such fund e.g., due to a split, then the calculation agent will adjust such Fund in order to arrive at a price of such fund as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Royal Bank of Canada will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding the Fund or any successor fund or as to modifications, adjustments or calculations by the Investment Adviser or any successor Investment Adviser in order to arrive at the price of the Fund or any successor Fund.

Calculation Agent:
RBC Capital Markets, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Trustee:	The Bank of New York Mellon (formerly known as The Bank of New York)

Business Day:
For purposes of the securities, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:
A trading day means any day on which the exchange and each related exchange are scheduled to be open for their respective regular trading sessions.

The exchange means the primary organized exchange or quotation system for trading shares of the Fund, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in such shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such shares on such temporary substitute exchange or quotation system as on the original exchange).

A related exchange means each exchange or quotation system on which futures or options contracts relating to the Fund are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such Fund has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such Fund on such temporary substitute exchange or quotation system as on the original related exchange).

Additional Amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (Additional Amounts) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an Excluded Holder, in respect of a beneficial owner:

(i)           with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)          which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;

(iii)         which presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

(a)          the due date for payment thereof, or

(b)          if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture; or

(iv)         who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities at maturity or earlier call.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee.  We will indemnify and hold harmless each holder of securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences.”

Authorized Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof.

Form of Securities:	Book-entry

Listing:	The securities will not be listed on any securities exchange.

Failure to Pay Maturity Payment Amount When Due:
In the event we fail to pay the maturity payment amount on the maturity date, any overdue payment in respect of the maturity payment amount of the securities on the maturity date will bear interest until the date upon which all sums due in respect of such securities are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of Default and Acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the call price or the maturity payment amount, as applicable, calculated as if the date of declaration of acceleration were the final call date or the valuation date, as applicable.

SPDR® S&P METALS & MINING ETF

We have derived all information contained in this pricing supplement regarding the Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by SSgA Funds Management, Inc. (SSFM). We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the Fund and the Fund will have no obligations with respect to the securities. This pricing supplement relates only to the securities and does not relate to the shares of the Fund or any assets included in the applicable Underlying Index. Neither we nor Wells Fargo Securities, LLC participates in the preparation of the publicly available documents described below. Neither we nor Wells Fargo Securities, LLC has made any due diligence inquiry with respect to the Fund in connection with the offering of the securities. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Fund have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Fund could affect the value of the shares of the Fund and therefore could affect the whether the securities are called or the payment at maturity.

The Fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of ten separate investment portfolios, including the Fund, all of which are offered by the SPDR® Series Trust, a registered investment company. The Fund trades on the NYSE Arca under the ticker symbol “XME.” The inception date of the SPDR® S&P Metals & Mining Fund is June 19, 2006. Prior to January 8, 2007 the Fund was known as the SPDR® Metals and Mining ETF.

Information provided to or filed with the SEC by the SPDR® Series Trust under the Securities Exchange Act of 1934 can be located by reference to its Central Index Key, or CIK, 1064642 through the SEC’s website at http://www.sec.gov. Additional information about SSFM and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Metals and Mining Select Industry® Index (Underlying Index). The Underlying Index represents the metals and mining sub-industry portion of the S&P TMI. The Fund is composed of companies that are in the metals and mining sector. As of September 29, 2011, there were 41 metal and mining sector companies included in the Fund.

The Fund utilizes a “replication” investment approach in attempting to track the performance of the Underlying Index. The Fund typically invests in substantially all of the securities which comprise the Underlying Index in approximately the same proportions as the Underlying Index. The Fund will normally invest at least 80% of its total assets in common stocks that comprise the Underlying Index.

Composition of the Fund

The following table summarizes the Fund’s top holdings in individual companies as of September 29, 2011.

Company	Percentage of Total Holdings
RTI International Metals, Inc.	3.42%
Titanium Metals Corporation	3.38%
Worthington Industries, Inc.	3.25%
Globe Specialty Metals, Inc.	3.20%
Nucor Corporation	3.17%
Carpenter Technology Corporation	3.14%
Newmont Mining Corporation	3.10%
Compass Minerals International, Inc.	3.08%
Schnitzer Steel Industries, Inc.	2.96%
Reliance Steel & Aluminum Co.	2.96

The information above was compiled from the SPDR® website. We make no representation or warranty as to the accuracy of the information included on that website. Information contained in the SPDR® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Disclaimer

The securities are not sponsored, endorsed, sold or promoted by SSFM. SSFM makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. SSFM has no obligation or liability in connection with the marketing, trading or sale of the securities.

The Underlying Index

We have derived all information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P.

The Underlying Index is an equal-weighted index that is designed to measure the performance of the metals and mining sub-industry portion of the S&P TMI, an index that measures the performance of the U.S. equity market. The S&P TMI includes all U.S. common equities listed on the NYSE (including NYSE Arca), the NYSE Amex, the NASDAQ Global Select Market, and the NASDAQ Capital Market. Each of the component stocks in the S&P Metals & Mining Select Industry Index is a constituent company within the metals and mining sub-industry portion of the S&P TMI.

To be eligible for inclusion in the Underlying Index, companies must be in the S&P TMI, must be included in the relevant Global Industry Classification Standard (GICS) sub-industry.  The GICS was developed to establish a global standard for categorizing companies into sectors and industries.  In addition to the above, companies must satisfy one of the two following combined size and liquidity criteria:

1.  float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio above 90%; or

2.  float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150%.

All U.S. companies satisfying these requirements are included in the Underlying Index. The total number of companies in the Underlying Index should be at least 35. If there are fewer than 35 stocks, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds above are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in the Underlying Index as of each rebalancing effective date.

Eligibility factors include:

Market Capitalization:  Float-adjusted market capitalization should be at least US$400 million for inclusion in the Underlying Index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the Underlying Index at each rebalancing.

Liquidity. The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the Underlying Index rebalancing reference date. Stocks having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90% to be eligible for addition to the Underlying Index. Stocks having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to the Underlying Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the Underlying Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

Domicile:  U.S. companies only.

Takeover Restrictions:  At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in the Underlying Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the Underlying Index.

Turnover:  S&P believes turnover in index membership should be avoided when possible. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the Underlying Index, not for continued membership. As a result, an index constituent that appears to violate the criteria for addition to the Underlying Index will not be deleted unless ongoing conditions warrant a change in the composition of the Underlying Index.

Historical Closing Prices Per Share of the Fund

Since its inception, the price of the Fund has experienced significant fluctuations. Any historical upward or downward trend in the closing price of the Fund during any period shown below is not an indication that the closing price of the Fund is more or less likely to increase or decrease at any time during the term of the securities. The historical prices of the Fund do not give an indication of future performance of the Fund. We cannot make any assurance that the future performance of the Fund or the trading prices of the common stocks held by the Fund will result in holders of the securities receiving a positive total return on their investment.

We obtained the closing prices of the Fund listed below from Bloomberg Financial Markets without independent verification. The actual closing prices of the Fund at or near maturity of the securities may bear little relation to the historical prices shown below.

The following table sets forth the published quarterly high, low and quarter end closing price of the Fund (in U.S. dollars) for the period from June 19, 2006 through September 29, 2011. This historical data on the Fund is not indicative of the future price per share of the Fund or what the market value of the securities may be. Any historical upward or downward trend in the price per share of the Fund during any period set forth below is not any indication that the price per share of the Fund is more or less likely to increase or decrease at any time during the term of the securities.

High, Low and Period-End Closing Price of the Fund

Quarter/Period – Start Date	Quarter/Period – End Date	High Price per Share of the Fund	Low Price per Share of the Fund	Quarter/Period – End Closing Price of the Fund

6/19/2006	6/30/2006	49.48	45.32	49.48
7/1/2006	9/29/2006	50.73	39.71	41.67
10/1/2006	12/29/2006	53.18	39.67	49.14

1/1/2007	3/30/2007	57.49	47.01	57.21
4/1/2007	6/29/2007	67.10	58.10	62.53
7/1/2007	9/28/2007	67.76	52.97	63.70
10/1/2007	12/31/2007	71.40	61.21	69.48

1/1/2008	3/31/2008	77.53	57.85	70.01
4/1/2008	6/30/2008	94.24	71.36	94.24
7/1/2008	9/30/2008	92.77	43.99	47.08
10/1/2008	12/31/2008	44.44	17.37	27.79

1/1/2009	3/31/2009	32.49	20.79	25.14
4/1/2009	6/30/2009	43.00	26.36	37.01
7/1/2009	9/30/2009	49.62	32.87	45.64
10/1/2009	12/31/2009	53.55	42.35	51.61

1/1/2010	3/31/2010	58.73	45.48	56.81
4/1/2010	6/30/2010	59.95	45.69	45.69
7/1/2010	9/30/2010	53.81	44.73	53.48
10/1/2010	12/31/2010	69.01	53.09	68.78

1/1/2011	3/31/2011	74.28	65.53	74.28
4/1/2011	6/30/2011	76.48	62.77	69.41
7/1/2011	9/29/2011	71.80	45.81	46.38

CERTAIN CANADIAN TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose OR LLP, our Canadian tax counsel, interest on a security (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest, such as a call premium) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If the Fund could be viewed as a proxy for the profit of Royal Bank of Canada, any interest paid or credited or deemed to be paid or credited on a security may be subject to Canadian non-resident withholding tax.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of certain U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences – United States Taxation” with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. You should consult with your own tax advisor concerning the consequences of investing in and holding the securities.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the securities as pre-paid cash-settled derivative contracts in respect of the Fund for U.S. federal income tax purposes, and the terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization.  If the securities are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder should generally recognize capital gain or loss upon the call, sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.  In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

We will not attempt to ascertain whether the Fund would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the Fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the Fund and consult your tax advisor regarding the possible consequences to you in this regard.

Potential Application of Section 1260 of the Code.  Since shares of the Fund are the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), real estate investment trusts, partnerships and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the securities could be recharacterized as ordinary income (Excess Gain). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusions for the U.S. holder in taxable years prior to the taxable year of the call, sale, exchange, or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of call, sale, exchange, or maturity).

If an investment in the securities is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. holder in respect of the securities will be recharacterized as ordinary income.  It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the securities will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the securities, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. holder would have had if such U.S. holder had acquired shares of the Fund at fair market value on the original issue date of the securities for an amount equal to the issue price of the securities and sold such shares of the Fund upon the date of call, sale, exchange or maturity of the securities at fair market value. To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the securities.

Alternative Treatments.  Alternative tax treatments of the securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the securities, and the Internal Revenue Service might assert that the securities should be treated, as a single debt instrument.  Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the securities are so treated, a holder would generally be required to accrue interest currently over the term of the securities even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the call, sale, exchange or maturity of the securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the Internal Revenue Service could seek to characterize the securities in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the call, sale, exchange or maturity of the securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether Section 1260 of the Code, as discussed above, might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the securities.

Non-U.S. Holders. The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments on the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to pay the call price upon a call event or the maturity payment amount at maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the securities.

We have hedged our obligations under the securities through an affiliate of Wells Fargo Securities, LLC and one or more of our affiliates, and we may in the future adjust our hedge.  Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the market value of the securities from time to time, whether a call event occurs and, if a call event does not occur, the maturity payment amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities”, “— The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities” and “— Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a distribution agreement between the agent and us. The agent has agreed to pay certain of our out-of-pocket expenses of the issue of the securities.

From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent will be our swap counterparty for a hedge relating to our obligations under the securities.

In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise.

The agent has committed to purchase all of these securities in the initial public offering of the securities if any are purchased.

The agent has offered the securities in part directly to the public at the public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors, LLC (WFA) and Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such price less a selling concession of $20.00 per security.

After the initial public offering of the securities is completed, the public offering price and concessions may be changed by the agent.

The underwriting discount and commission and the structuring and development costs total $20.00 per $1,000 principal amount of the securities.

The public offering price of the securities includes the underwriting discount and commissions and the structuring and development costs received by Wells Fargo Securities, LLC. We have hedged our obligations through an affiliate of Wells Fargo Securities, LLC and one of our affiliates. Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Use of Proceeds and Hedging” on page PS-31.

Proceeds to be received by Royal Bank of Canada in this offering will be net of the underwriting discount, commission and expenses payable by Royal Bank of Canada.

The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities. However the agent is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

Royal Bank of Canada has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

This pricing supplement and the attached prospectus and prospectus supplement may be used by Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC in connection with offers and sales related to market-making or other transactions in the securities.  Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

No action has been or will be taken by Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus and prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent.

For the following jurisdictions, please note specifically:

Argentina

Royal Bank of Canada U.S. Medium-Term Notes program and the related offer of securities and the sale of securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

Brazil

The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.